Exhibit 10.20

Equillium, Inc.

FIRST AMENDMENT TO

OFFER LETTER

This First Amendment to Offer Letter (this “Amendment”), amending that certain Offer Letter (the “Offer Letter”), dated June 1, 2018, by and between Equillium, Inc. (the “Company”) and Daniel M. Bradbury (the “Executive”), is entered into effective as of January 1, 2020.  Capitalized terms used herein which are not defined herein shall have the definition ascribed to them in the Offer Letter.

RECITALS

Whereas, the Company and the Executive have previously entered into the Offer Letter; and

Whereas, the Company and the Executive desire to amend the Offer Letter as set forth herein.

AGREEMENT

Now, Therefore, in consideration of the foregoing and the promises and covenants contained herein and in the Offer Letter, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.First Paragraph of the Offer Letter.  The reference to “Chief Executive Officer” contained in first paragraph of the Offer Letter is hereby amended and restated such that it shall be “Executive Chairman.”

2.Second Paragraph of the Offer Letter. The second paragraph of the Offer Letter is hereby amended and restated in its entirety to read as follows:

“You will report to the Board of Directors. Your home office will be at our offices located in La Jolla, California, and you may also be required to work at other offices and locations from time to time (including, without limitation, our offices located in South San Francisco, California) as required to perform your job duties. You will maintain access to continued administrative support (by Bethany Heintz). The Company may change your position, duties and work location from time to time in its discretion.”

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3.Fourth Paragraph of the Offer Letter.  The reference to “$400,000” contained in fourth paragraph of the Offer Letter is hereby amended and restated such that it shall be “$150,000.”

4.Fifth Paragraph of the Offer Letter.  The fifth paragraph of the Offer Letter is hereby amended and restated in its entirety to read as follows:

“Reserved.”

5.Eighth Paragraph of the Offer Letter.  The reference to “a Deemed Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time)” contained in eighth paragraph of the Offer Letter is hereby amended and restated such that it shall be “the effective date of a Change in Control (as defined in the Company’s 2018 Equity Incentive Plan).”

6.Effect of Amendment.  Except as expressly modified by this Amendment, the Offer Letter shall remain unmodified and in full force and effect.

7.Governing Law.  This Amendment shall be governed by the laws of the State of California, without regard to any conflicts of law principals thereof that would call for the application of the laws of any other jurisdiction.

8.Counterparts.  This Amendment may be executed via facsimile or electronic (i.e., PDF) transmission and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank]

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In Witness Whereof, the parties have executed this First Amendment to Offer Letter as of the date first written above.

COMPANY:
Equillium, Inc.

By: /s/ Bruce D. Steel

Name: Bruce D. Steel

Title: President and Chief Business Officer

EXECUTIVE:

/s/ Daniel M. Bradbury
Daniel M. Bradbury

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